UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
FORM SD
SPECIALIZED DISCLOSURE REPORT
____________________________

ARISTA NETWORKS, INC.
(Exact name of the Registrant as specified in its charter)

Delaware	001-36468	20-1751121
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

5453 Great America Parkway
Santa Clara, California 95054
(Address of principal executive offices, including zip code)

Sean Christofferson
(408) 547-5500
(Name and telephone number, including area code, of the
person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this Form is being submitted, and provide the period to which the information in this Form applies:

☒  Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.

☐ Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2025.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report
In accordance with Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”), and this Specialized Disclosure Report on Form SD (this “Form”), Arista Networks, Inc. (the “Company”) has filed a Conflict Minerals Report, which is attached as Exhibit 1.01. A copy of this Form and the Conflict Minerals Report are publicly available on the Company's website at https://investors.arista.com/Financial-Information.

Item 1.02 Exhibit
In accordance with Rule 13p-1, and this Form, the Company has filed a Conflict Minerals Report, which is attached as Exhibit 1.01.

Section 2 - Resource Extraction Issuer Disclosure
Not applicable.

Section 3 - Exhibits
Item 3.01 Exhibits
Exhibit 1.01 - Conflict Minerals Report for the period January 1, 2025 to December 31, 2025

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

ARISTA NETWORKS, INC.

May 27, 2026	/s/ CHANTELLE BREITHAUPT
Chantelle Breithaupt
Senior Vice President, Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)